JMG EXPLORATION, INC.

VOTING AGREEMENT

THIS VOTING AGREEMENT is made and entered into as of [August 31], 2012, by and among JMG Exploration, Inc., a Nevada corporation (the “Company”), and those certain stockholders of the Company listed on Schedule A attached hereto as the same may be amended from time to time to include transferees thereof (the “Key Holders”).  In consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt of and adequacy of which is hereby acknowledged, the Company and the Key Holders agree as follows:

1.

Voting Provisions Regarding Board of Directors.

1.1

Size of the Board.  Each Key Holder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Key Holder, or over which such Key Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at five (5) directors.  For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock and Preferred Stock, by whatever name called, now owned or subsequently acquired by a Key Holder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2

Board Composition.  Each Key Holder agrees to vote, or cause to be voted, all Shares owned by such Key Holder, or over which such Key Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a)

Two individuals, who together shall be the “JMG Directors”, initially designated by Robert Burg, who shall initially be Robert Burg and Donald Wells;

(b)

Two individuals, who together shall be the “Ad-Vantage Directors”, designated by David Grant, who shall initially be David Grant and Sanjeev Kuwadekar; and

(c)

One individual who is mutually acceptable to the other members of the Board, who shall initially be Ed Cerkovnik (the “Independent Director”).

1.3

Failure to Designate a Board Member.  In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.4

Removal of Board Members.  Each Key Holder also agrees to vote, or cause to be voted, all Shares owned by such Key Holder, or over which such Key Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)

no director elected pursuant to Sections 1.2 or 1.3 of this Agreement may be removed from office unless (i) such removal is directed or approved by the Person entitled under Section 1.2 to designate that director or (ii) the Person originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 1.2 is no longer so entitled to designate or approve such director or occupy such Board seat;

(b)

upon the request of any party entitled to designate a director as provided in Section 1.2(a) or 1.2(b) to remove such director, such director shall be removed; and

(c)

any vacancies created by the resignation, removal or death of a director elected pursuant to Section 1.2(a) shall be filled by a Person designated by the remaining JMG Director, provided that if there is no remaining JMG Director then such vacancies shall be filled by a Person elected by majority vote of the remaining directors of the Company; and

(d)

any vacancies created by the resignation, removal or death of a director elected pursuant to Section 1.2(b) shall be filled by a Person designated by the remaining Ad-Vantage Director, provided that if there is no remaining Ad-Vantage Director then such vacancies shall be filled by a Person elected by majority vote of the remaining directors of the Company.

All Key Holders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.  So long as the stockholders of the Company are entitled to cumulative voting, if less than the entire Board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect such director if then cumulatively voted at an election of the entire Board.

1.5

No Liability for Election of Recommended Directors.  No Key Holder, nor any Affiliate of any Key Holder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Key Holder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2.

Remedies.

2.1

Covenants of the Company.  The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement.  Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

2.2

Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached.  Accordingly, it is agreed that each of the Company and the Key Holders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

2.3

Remedies Cumulative.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.

Term.  This Agreement shall be effective as of the date hereof and shall continue in effect until the Company has combined EBITDA (as defined below) of at least $1,000,000 per month for two consecutive calendar months, at which time the JMG Directors shall resign and the vacancies created by such resignations shall be filled by persons designated by the Ad-Vantage Directors.  For purposes of this Agreement “EBITDA” means the net income of the Company, on a consolidated basis, after removing the effects of interest expense net of interest income, income taxes, depreciation and amortization, in each case determined in accordance with United States generally accepted accounting principles as in effect on the date hereof, consistently applied.

4.

Miscellaneous.

4.1

Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2

Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

4.3

Counterparts; Facsimile.  This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4

Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or:  (a) personal delivery to the party to be notified, (b) when sent, if sent by  electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on Schedule A, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 4.4.

4.5

Legend on Share Certificates.  Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Section 4.5 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office.  The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 4.5 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

COMPANY:	JMG EXPLORATION, INC.

Address: 600 N. Brand Blvd. Suite 230 Glendale, CA 91203	By: /s/ Justin Yorke Justin Yorke, Chief Executive Officer and President

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDER:	DAVID EASTMAN

Address: P.O Box 4135 Park City, UT 84060	By: /s/ David Eastman Name: David Eastman

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDER:	JMW FUND, LLC

Address: 4 Richland Place Pasadena, CA 91103	By: /s/ Justin Yorke Name: Justin Yorke Title: Managing Member

SIGNATURE PAGE TO VOTING AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDER:	JPG INVESTMENTS, LLC

Address: 4 Richland Place Pasadena, CA 91103	By: /s/John P. McGrain Name: John P. McGrain Title: Managing Member

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDER:	KEARNEY HOLDINGS, LLC

Address: P.O. Box 3087 Greenwood Village, CO 80155-3087	By: /s/Charles Kirby Name: Charles Kirby Title: Managing Member

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDER:	WESTHAMPTON SPECIAL SITUATIONS FUND, LLC

Address: P.O. Box 3087 Greenwood Village, CO 80155-3087	By: /s/Charles Kirby Name: Charles Kirby Title: Managing Member

SIGNATURE PAGE TO VOTING AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDER:	KIRBY ENTERPRISE FUND, LLC

Address: P.O. Box 3087 Greenwood Village, CO 80155-3087	By: /s/Charles Kirby Name: Charles Kirby Title: Managing Member

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDER:	RIVER BEND FUND, LLC

Address: P.O. Box 3087 Greenwood Village, CO 80155-3087	By: /s/Charles Kirby Name: Charles Kirby Title: Managing Member

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDER:	SAN GABRIEL FUND, LLC

Address: 4 Richland Place Pasadena, CA 91103	By: /s/ Justin Yorke Name: Justin Yorke Title: Managing Member

SIGNATURE PAGE TO VOTING AGREEMENT

EXECUTION COPY

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDER:	JOE WAIMRIN

Address: 2288 Mountain Oak Drive Los Angeles, CA 90068	By: /s/ Joe Waimrin Name: Joe Waimrin

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDERS:	DAVID GRANT

Address: 600 N. Brand Blvd. Suite 230 Glendale, CA 91203	By: /s/ David Grant Name: David Grant

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDERS:	SANJEEV KUWADEKAR

Address: 600 N. Brand Blvd. Suite 230 Glendale, CA 91203	By: /s/ Sanjeev Kuwadekar Name: Sanjeev Kuwadekar

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KEY HOLDER:	CHARLES F. KIRBY 401K

Address: P.O. Box 3087 Greenwood Village, CO 80155-3087	By: /s/ Charles Kirby Name: Charles Kirby Title: Managing Member

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